Exhibit 21.1

List of Subsidiaries of
Freeport-McMoRan Copper & Gold Inc.

Entity(1)	Jurisdiction of Organization
Atlantic Copper, S.A.U.	Spain
Climax Molybdenum Company	Delaware
Compania Contractual Minera Candelaria	Chile
Compania Contractual Minera Ojos del Salado	Chile
Cyprus Amax Minerals Company	Delaware
FM Services Company	Delaware
Freeport-McMoRan Bagdad Inc.	Delaware
Freeport-McMoRan Chino Mines Company	New Mexico
Freeport-McMoRan Cobre Mining Company	New Mexico
Freeport-McMoRan Corporation	New York
Freeport-McMoRan Miami Inc.	Delaware
Freeport-McMoRan Morenci Inc.	Delaware
Freeport-McMoRan Safford Inc.	Delaware
Freeport-McMoRan Sierrita Inc.	Delaware
Freeport-McMoRan Tyrone Inc.	Delaware
Freeport-McMoRan Tyrone Mining LLC	New Mexico
Phelps Dodge Katanga Corporation	Delaware
PT Freeport Indonesia	Indonesia and Delaware
PT Indocopper Investama	Indonesia
PT Irja Eastern Minerals	Indonesia
PT Puncakjaya Power	Indonesia
Sociedad Contractual Minera El Abra	Chile
Sociedad Minera Cerro Verde S.A.A.	Peru
Tenke Fungurume Mining S.A.R.L.(2)	Democratic Republic of Congo
TF Holdings Limited(3)	Bermuda
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(1)	Omitted from this listing are subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.
(2)	17.5% owned by La Générale des Carrières et des Mines
(3)	30% owned by Tenke Holdings Ltd.